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                                                                       EXHIBIT F

                           CONFIDENTIALITY AGREEMENT

  This Agreement, effective this 27th day of March, 1995, is entered into by Mallinckrodt Veterinary, Inc. (hereinafter referred to as "Mallinckrodt"), 421 East Hawley Street, Mundelein, Illinois 60060, and Syntro Corporation (hereinafter referred to as "Syntro"), 9669 Lackman Road, Lenexa, Kansas 66219.

  It is agreed between the Parties as follows:

1. PURPOSE

  Mallinckrodt and Syntro are interested in discussing Mallinckrodt's possible investment in or acquisition of the stock and/or assets of Syntro. In the course of such discussions, it may become necessary or desirable for each of the Parties to disclose certain information which it considers proprietary or confidential. The Parties shall limit disclosure of confidential and proprietary information as defined below to those of its Representatives who have a need to know such information for the purposes of the Agreement. As used herein, the term "Representatives" includes the directors, officers, employees, agents and professional advisors of the designated Party. Further, Mallinckrodt reserves the right to disclose such information received from Syntro to its parent, Mallinckrodt Group, Inc., which will honor the confidentiality provisions of this Agreement. The purpose of this Agreement is to allow the Parties to assess their interest in such an investment or acquisition.

2. DEFINITION

  "Confidential or Proprietary Information" as used in this Agreement means all scientific, technical, financial and business information, including samples and any Confidential or Proprietary Information relating thereto disclosed in writing designated as "confidential" or if disclosed orally confirmed in writing as "confidential" within thirty (30) days of disclosure, other than Confidential or Proprietary Information which:

    a) is or becomes available to the public other than through unauthorized disclosure by the recipient; or

    b) was known to the recipient as evidenced by business records, before receipt thereof from the disclosing Party under this Agreement; or

    c) is received by the recipient without restriction on disclosure from a third party who is not under any obligation of confidentiality with respect to such Confidential or Proprietary Information; or

    d) is independently developed by employees of the recipient who did not have access to the information.

  The term "Confidential and Proprietary Information" also includes all notes, analyses, compilations, studies, interpretations or other documents prepared by a Party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished by the other party pursuant hereto.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

  The Parties shall maintain in confidence and not publish or otherwise disclose to any person other than the Representatives or use for any purpose other than for the purpose of evaluating a possible transaction, all Confidential or Proprietary Information disclosed pursuant to this Agreement including the fact that these discussions are taking place.
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  Notwithstanding anything to the contrary stated herein, in the event the recipient is required by legal process or governmental action to disclose Confidential or Proprietary Information, the recipient will provide the disclosing party with prompt notice thereof to afford the opportunity to seek an appropriate protective order and/or provide written consent to such disclosure. If in the absence of a protective order or written consent the recipient is nonetheless, in the written opinion of its counsel, compelled to disclose such information, it may do so to the minimum extent required without liability hereunder.

4. RETURN OF INFORMATION

  At the conclusion of this Agreement, all copies of the Confidential or Proprietary Information shall be returned to the disclosing Party, or destroyed, provided, however, that one copy may be retained by the recipient in its legal file for purposes of interpretation of this Agreement only. Notwithstanding the return or destruction of the Confidential or Proprietary Information, the Parties and their Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

5. RESTRICTION ON USE OF INSIDE INFORMATION

  The Parties hereby acknowledge that they are aware, and that they will advise their Representatives, that the federal and state securities laws of the United States prohibit any person who has received material, nonpublic information about an issuer from purchasing or selling securities of such issuer, or from communicating such information to another person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Parties hereby agree that none of the Confidential or Proprietary Information provided pursuant to this Agreement will be used by them or disclosed to others for their use in purchasing, selling or trading in securities of either party in any manner that is a violation of United States federal and state securities laws and the rules and regulations promulgated thereunder, and the Parties acknowledge their duties to not purchase, sell or trade in securities on the basis of any material, nonpublic information received from or about Syntro or Mallinckrodt, or to assist others in so doing.

6. ENFORCEMENT

  It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

  If a court of competent jurisdiction makes a final determination that a Party or its Representatives has materially breached this Agreement, then such Party shall pay the reasonable legal fees and court costs incurred by the injured Party in connection with the enforcement of this Agreement as to such breach.

7. GENERAL PROVISIONS

  The confidentiality and non-use obligations described herein shall terminate three (3) years from the effective date of this Agreement as to information other than product development and scientific information and five (5) years as to product development and scientific information. This Agreement, including the rights and obligations hereunder, shall apply to and benefit any successors to or transferee of the rights of either Party and shall apply to and bind the successors, assigns and legal representatives of each Party. This Agreement shall be governed by the laws of the State of Kansas and no effect shall be given to the principles of conflict of laws. This Agreement may only be amended or modified by a writing signed by both Parties.

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  It is agreed that unless and until a definitive agreement regarding a business transaction between the Parties has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement except for the matters specifically agreed to herein.

Syntro Corporation                        Mallinckrodt Veterinary, Inc.


  /s/ J. Donald Todd                        /s/ Paul D. Cottone
By: _________________________________     By: _________________________________
_____________________________________     _____________________________________
  President & CEO                            President & CEO
Title: ______________________________     Title: ______________________________
_____________________________________     _____________________________________
   27 March 1995                               3/27/95
Date: _______________________________     Date: _______________________________
_____________________________________     _____________________________________

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